Exhibit 99.1

TOR MINERALS INTERNATIONAL ANNOUNCES

COMPLETION OF CORPUS CHRISTI PLANT EXPANSION AND

INTRODUCES NEW TiO2 PIGMENT

Corpus Christi, Texas December 28, 2004 -- TOR Minerals International (NASDAQ: TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced the completion of its Corpus Christi titanium dioxide plant expansion and the introduction of its new TiO2 Product -- HITOX®-SF (SuperFine).

The plant expansion will increase production of HITOX titanium dioxide pigment at Corpus Christi by 10,000 tons annually and utilize a new proprietary production process, which is expected to reduce costs and has the potential to increase the size of the market for HITOX.  "By reducing the consumption of natural gas, we anticipate that our new production process will save us on the order of $1 million per year on our current production costs alone beginning in January 2005," said Richard Bowers, President and Chief Executive Officer of TOR Minerals.

Mr. Bowers said, "this new production process is the key to expanding the addressable market for our TiO2 pigments. HITOX-SF can be used in very thin film coatings and plastics, high gloss paints and many other products heretofore unavailable to us. We believe it will allow TOR to significantly expand sales of HITOX.  The new HITOX-SF will have greatly improved opacity, gloss and color characteristics and it has similar opacity characteristics to regular white titanium dioxide, but at a price that is both lower to our customers and produces attractive margins for TOR," continued Mr. Bowers. New HITOX-SF will be available for sale beginning in the first quarter of 2005.

Mr. Bowers added, "I am proud that our team has delivered on the commitment to get the new process up and running by the end of 2004 and I look forward to the new product offerings and improved manufacturing efficiencies contributing to operating results for all of 2005."

Based in Corpus Christi, Texas, TOR Minerals manufactures pigments in Texas, Malaysia, and the Netherlands which are marketed worldwide.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group Investor Relations

(817) 459-2346